WAVE WIRELESS RESTRUCTURES TO FOCUS ON CORE BUSINESS STRATEGY
Disposition of Non-Core Assets Provides Over $1.3 Million USD in Cash

San Jose, CA (July 5, 2006) – Wave Wireless Corporation (OTC Bulletin Board: WVWC), a developer of wireless broadband solutions announced today the completion of the sale of a number of its wholly owned subsidiaries, which will allow the company to focus its business on key growth opportunities. The sale of these non-core assets is expected to provide Wave Wireless with $1,370,000 USD in cash.

Wave Wireless Chief Executive Officer Charles Brown said, “Over the past few months we have re-aligned and enhanced our wireless product portfolio and are encouraged by the reception our products have received in the marketplace. With the financial resources realized through these transactions, product development, sales and marketing will be more focused on a number of key growth areas which include the public safety, surveillance and security markets.”

Wave Wireless has sold the North American subsidiaries of its wholly owned subsidiary, WaveRider Communications Inc., to VCom Inc.(TSX: VCM) of Victoria, British Columbia for approximately $1 million in cash. The subsidiaries include: WaveRider Communications (Canada) Inc., WaveRider Communications (USA) Inc., JetStream Internet Services Inc., and Avendo Wireless Inc.

WaveRider Communications Inc. itself was not part of the transaction and Wave Wireless has maintained the ownership of the WaveRider intellectual property rights. Wave Wireless will continue to develop the 900 MHz product line which consists of the SPEEDAccess LMS4000 and SPEEDMobile MMT9000 product families.

As part of the transaction, Wave Wireless has entered into an agreement with VCom to supply the Wave Wireless 900 MHz product portfolio. In addition, Wave Wireless and VCom are formalizing an arrangement to cross sell each company’s product lines. Wave Wireless has a strong portfolio of wireless products in the 900 MHz, 2.4 GHz and 5.8 GHz license-exempt frequency bands. The VCom product portfolio features products developed for the 700 MHz, 1.9 GHz, 2.5 GHz, 3.5 GHz, and 5.8 GHz frequency bands and a burgeoning WiMAX product line.

In a separate agreement, Wave Wireless has also sold Wave Wireless Australia Pty Ltd to the company’s Australian based management group for $370,000 in cash. In addition, the new owners will pay 15 percent of future revenues, for the next twelve months, to retire current inter-company payables owning by the Australian subsidiary. Wave Wireless Australia will continue to utilize the Wave Wireless name over a transition period and will continue to represent Wave Wireless products in the Asia-Pacific market.

According to Scott Worthington, Wave Wireless Vice President and Chief Financial Officer, “There were a number of compelling reasons to complete these transactions. Not only do they immediately provide Wave Wireless will additional cash and working capital but will result in reduced future legal, accounting and operating expenses, through a simplified corporate structure.”

Details on these transactions will be filed on the Security and Exchange Commission’s EDGAR web site (www.sec.gov) as the Company’s current report on Form 8-K.

About Wave Wireless Corporation
Wave Wireless is a leading developer of wireless broadband solutions, offering a comprehensive portfolio of wireless mesh routers, and fixed and mobile NLOS products that can be deployed rapidly and cost-effectively in all types of environments. With more than 250,000 units installed worldwide, Wave Wireless’ carrier-class solutions are used for applications ranging from mission critical public safety communications, video surveillance, municipal networks, and private enterprise networks to last mile broadband access. Backed by market-leading engineering support, Wave Wireless solutions have been deployed by first responders, telecom carriers, municipalities, WISPs, utilities, security companies and the military. For more information, visit www.wavewireless.com.

About VCom Inc.

VCom Inc. designs, manufactures and sells products that enable broadband access to cable, wireless and telephony networks. VCom’s hardware products incorporate embedded software developed by it to meet the complex requirements of next-generation, high-speed digital networks. Service providers use VCom’s solutions to deliver services to a converging worldwide broadband market, including what are commonly known as “triple play” (voice, video and data) and “quadruple play” (voice, video, data and wireless) services. VCom’s solutions allow service providers to rapidly and cost-effectively bridge the final network segment that connects the system directly to end users, commonly referred to as “the last mile”, by overcoming the bottleneck resulting from insufficient carrying capacity in legacy, last mile infrastructures. VCom’s products are directed at three principal markets: Data over Cable, Broadband Wireless and Digital Video. The Company has also developed and continues to focus on developing products to address emerging markets such as Voice over Internet Protocol, fibre to the home and IP video. VCom currently employs approximately 600 people in Western Canada.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Wave Wireless’ markets and the demand for their products. Factors that could cause Wave Wireless’ actual results to differ materially from these forward-looking statements include the ability to achieve positive cash flow; their deteriorating cash position and their need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the continued intense competition resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the timing of new technology and product introductions; and the risk of early obsolescence; and Wave Wireless’ dependence on the sale of refurbished licensed radio products. Please refer to our reports and filings with the Securities and Exchange Commission, including our reports on Form 10-K, 10-KSB, 10-Q, 10-QSB and 8-K, for a further discussion of these risks and uncertainties. We also caution not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:

Rémi Gaudet
Wave Wireless Corp.
Tel: 416.502.3265
corpcomm@wavewireless.com